Exhibit 10.2

Contract No.:

Strategic Cooperation Agreement

Party A: Aerkomm Inc. and all subsidiaries under control

Party B: Guang Dong Tengnan Internet Information Technology Co., Ltd.

Date of Signing: May 2018

Strategic Cooperation Framework Agreement

Party A: Aerkomm Inc. and all subsidiaries under control

Address: 44043 Fremont Blvd., Fremont, CA 94538, USA

Contact Personnel: Jefferey Wun

Tel: +1 415-722-3642

Party B: Guang Dong Tengnan Internet Information Technology Co., Ltd.

Address: Room 2405, Weisheng Technology Building, No. 9966, Shennan Avenue, Shennan
District, Shenzhen City

Contact Personnel: Ren Min

Tel: +86-15602221579

I. General Rules for Cooperation

The parties made and concluded a long-term and comprehensive strategic partnership through amiable negotiation in the light of the principle of “long-term cooperation, complementary support and mutual benefit”, to achieve resource sharing, mutual development and realizing win-win situation through celebratory collaboration.

II. Profile of Cooperative Enterprise

1.	Aerkomm Inc.

Aerkomm Inc. was founded in August 2013 in Nevada, USA. It is currently listed on OTCQX (symbol AKOM) and plan to be listed on Nasdaq in June 2018. Aircom Pacific, Inc. (Aircom), a 100%-owned subsidiary of Aerkomm Inc., was established in September 2014 in California, USA. Aircom is a fast-growing aviation entertainment and Wifi connectivity service provider. Aircom expands its global networking of partners including Airbus, Republic Engineers Maldives and Global Eagle, etc.

Through global partnership, Aircom is negotiating with multiple airlines around the world so that they can become Aircom’s potential customers and provide them with free in-flight entertainment and connectivity services.

Under Aircom’s business model, free Wifi service will be available and airlines and their passengers do not need to pay for products or services, Aircom’s unique business model will innovate the global IFEC market revenue.

Through global satellites connectivity, Aircom will provide services such as WiFi, TV, movies, videos, music, games, telephone networks, online shopping and travel services.

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2.	Tencent

Shenzhen Tencent Computer System Co., Ltd. (hereinafter referred to as “Tencent”) was established in November 1998. It is currently one of the leading integrated internet service providers in China and one of the internet companies with the most registered users in China. On June 16, 2004, Tencent was publicly listed on the main board of the Hong Kong Stock Exchange (stock code: 700).

As one of the largest Internet integrated service providers in China, Tencent is strategically aimed to connect everything. It boasts the strongest social product matrix in the entire network. In 2017, the combined monthly active accounts of Tencent WeChat and WeChat exceeded 1 billion. Tencent’s video traffic and paid subscribers grew rapidly. The company has become China’s leading video streaming platform, with more than 137 million active accounts in the fourth quarter. By the end of 2017, the number of orders was more than 56 million. Since 2015, Tencent has carried out many explorations and innovations in the areas of smart life, smart communities, and smart cities. Through its basic components such as cloud services, security, Internet of Things technology, and payment, Tencent has demonstrated its ability as a connector to effectively connect people with people, people with service, people with hardware as well as people with things.

Tencent Cantonese Web was jointly established by Tencent, China’s largest internet company, and Nanfang Media Group, China’s most influential media. It was officially launched in August 2011 and was fully responsible by Guang Dong Teng Nan Co., Ltd. Depending on the 77 million QQ users in the Guangdong region, integrating the powerful editorial resources of the Nanfang Media Group, Tencent Cantonese Web provides news, living services and community shopping guides and other services corresponding to scenes, from online to offline, from content to service, and from pc to mobile end. Since its inception, Tencent Cantonese Web has developed over 100 million users in just 6 years.

III. Cooperation Background

In January 2018, the Civil Aeronautics Board fully liberalized the use of mobile phones in the cabins of civil aviation aircraft. And it was pointed out that the market of WiFi on the aircraft would be ushered in. According to media reports, the WiFi market of China’s civil aviation aircraft is still in its infancy. According to statistics, there are only 9 airlines in the country that have in-flight WiFi service (including LAN). In addition to Lucky Air, the coverage of 8 other WiFi flights is under 5%. And three leading airlines, Hainan Airlines and Xiamen Airlines, are the only airlines that actually use ground to air connectivity technique. In order to enter the domestic market, Aerkomm Inc. and its affiliates established in the United States need to cooperate in depth with the larger domestic internet companies to further promote the deployment of advanced in-flight entertainment and connectivity systems.

According to the 2013 Global Industry Analysis report (GIA), global IFEC market revenue is expected to grow at a composite annual growth rate of 49.7%, credited to factors such as expansion of aircraft, increase in number of passengers, market penetration and technological progress. Due to its large population, the Asia-Pacific region is expected to experience faster growth.

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IV. Contents of Cooperation

1.	Smart Development

By leveraging the existing internet advantages such as Tencent’s WeChat Pay, Aerkomm’s in-flight products will be provided with comprehensive payment solutions. Develop a WeChat applet for Chinese users to realize the rapid interconnection of mobile phones and in-flight WiFi.

Tencent’s rich IP and content advantages are contributing to realizing the product’s drainage, rich content, and enhance its interaction with users.

2.	Product and Market Cooperation

The overall in-flight entertainment services can be enriched and a closed loop of user experience can be created based on the demand of Aerkomm’s products and by exploring Tencent’s numerous products’ cooperation in the field of Internet. Constantly explore and rely on two social APP, i.e. QQ and Chat, two original content platforms, i.e. W, Tencent News and Tencent Video. Create the scenes organically combining the online and offline scenes by taking advantage of Tencent’s hundreds of billions of traffic and brand’s powerful content influence. Moreover, Constantly exploring relying on Tencent QQ and WeChat two major social media applications, Tencent News, Tencent video two original content platform, leveraging Tencent 100 billion traffic and the brand's powerful content influence, to create a combination of online and offline scenes, Tencent games can lead in-flight entertainment to a whole new realm.

Through Aerkomm’s in-flight system, Tencent users can enjoy exclusive free WiFi connection, unobstructed use of audio and video services and multiple services provided by all Tencent platforms, to enhance colorful life experiences in the cabin.

With Tencent’s financial tools, business clients can also deal with the business in real time. They are capable of mastering everything even though they are in the air. It’s expected to expand “Tencent’s free WiFi” brand to every corner of the world by virtue of Aerkomm’s coverage of global satellite broadband services.

The product and service information of Tencent’s advertising clients will be pushed to every user without interruption. Based on years of deep devotion to the domestic market of Tencent and Tencent Cantonese Web, an established in-depth partnership with Aerkomm will enable the exploration of solutions for advertising development and delivery in line with the domestic market.

3.	Advertising and Brand Appreciation

Tencent and Aerkomm’s strategic cooperation will provide Aerkomm with high-quality news content and core advertising resources, which can quickly realize the brand value-added in the domestic market for both parties.

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V. Implementation and Cost

Party B shall draw up detailed solutions later on according to the requirements put forward by Party A.

In accordance with the premise of mutual trust, mutual benefit and win-win results, the parities formulate the “Quotation Form” according to the actual situation. The final quotation shall be determined after it has been evaluated and discussed by the parties.

VI. Mutual Agreement

1.	During the course of cooperation, the parties shall conscientiously maintain the interests of the other party and the reputation of the enterprises in a highly responsible spirit, and do a good job of secrecy, and shall not disclose the technical and commercial secrets of the other party to the third party without the prior written consent of the other party. The foregoing obligation of confidentiality shall be maintained until the relevant data and information are available for the public via lawful means.

2.	The parties agree to establish management meetings and communication mechanisms from time to time.

3.	This Agreement is a framework agreement and shall be the guiding document for the long-term cooperation between the two parties in the future, and it is also the basis for the parties to sign the relevant contracts. Under this Strategic Cooperation Framework, the goals, responsibilities and plans involved in specific cooperation shall be drawn up in separate contracts.

VII. Other Clauses

1.       This Agreement shall be valid after the legal representative or authorized representative of the parties’ signs and seals. The terms of the Agreement shall be from the date when the Agreement is signed to Dec. 31, 2018.

2.       During the term of the Agreement, Party A shall not make and conclude relevant agreements with domestic internet companies of the same type. When the Agreement expires, under the same conditions, Party A shall give priority to renewing cooperation with Party B.

3.       The Agreement shall be terminated automatically and the parties shall not be liable for the breach of the Agreement after written consultation and confirmation of the parties if they fail to perform relevant clauses of the Agreement due to force majeure and other unforeseeable factors that cannot be avoided or prevented.

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4.       Any unaccomplished matters of the Agreement shall be resolved through amiable negotiation of the parties and the specific matters of the project needed to be further clarified through formal contracts.

5.       The parties shall strictly keep the specific Agreement contents confidential during the validity terms of the Agreement. The parties shall not disclose the Agreement contents to the third party without the written consents of the other party.

6.       This Agreement is made in quadruplicate and each party shall retain two copies.

Party A:	Party B:
(seal)	(seal)

Legal representative or	Legal representative or
authorized representative	authorized representative
(signature)	(signature)
/s/ Jeffrey Wun	/s/ Guang Dong Tengnan Internet Information Technology Co., Ltd. (Corporate Contract Seal)

Date: 06/20/2018	Date: 6/20/2018

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